Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports 2013 Second-Quarter Results

•	Company Reports 2013 Second-Quarter Revenues of $1.5 Billion and Net Income Attributable to Cliffs' Common Shareholders of $133 Million, or $0.82 Per Diluted Share

•	Year-over-year SG&A and Exploration Expenses Decrease $48 Million, or 44%, to $62 Million; Full-year SG&A and Exploration Expense Outlook Reduced by $25 Million to
$290 Million

•	Company Generates $414 Million in Cash from Operations During the Quarter

•	Results Include $68 Million Impairment Charge Related to the Write Down of Cliffs' Amapa Investment

CLEVELAND—July 25, 2013—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported second-quarter results for the period ended June 30, 2013. Consolidated revenues of $1.5 billion decreased $91 million, or 6%, from the previous year. The lower revenues were driven by an 11% decrease in global seaborne iron ore pricing to an average of $126 per ton for a 62% Fe fines product (C.F.R. China). Cost of goods sold increased by 7% to $1.2 billion, primarily driven by higher sales volumes in North American Coal and U.S. Iron Ore, unfavorable inventory adjustments and higher idle costs. This was partially offset by lower sales volumes in Eastern Canadian Iron Ore. Consolidated sales margin decreased 40% in the second quarter to $268 million, from $443 million in last year's comparable quarter.

Joseph Carrabba, Cliffs' president and chief executive officer, said, "During the quarter, I'm pleased to report we paid down debt by $110 million and made meaningful progress in lowering our SG&A and exploration expenses. Our U.S. Iron Ore, Asia Pacific Iron Ore, and North American Coal segments once again delivered strong operational performances. Looking at the remainder of the year, we also have a positive outlook for these segments. In Eastern Canadian Iron Ore, the team remains steadfast in their efforts to improve the stability of the operations."

Operating income for the second quarter of 2013 decreased 28% to $262 million. The decrease was primarily driven by the lower consolidated sales margin, partially offset by a significant decrease in year-over-year SG&A and exploration expenses. The reduction to SG&A and exploration expenses was driven by an overall

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

focus on cost management as well as lower spending on drilling and professional services for certain projects. The lower operating income also was partially offset by a significant increase in miscellaneous net, which was primarily comprised of a $39 million benefit related to foreign currency exchange remeasurements and a $19 million non-cash gain related to the final transfer of Cliffs' Cockatoo Island operation and the purchaser's assumption of certain asset retirement obligation liabilities.

Second-quarter 2013 results included an income tax expense of $9 million versus $42 million reported in the previous year's comparable quarter. The decrease was driven by Cliffs' expected full-year 2013 income tax effective rate of 2%, including discrete items. Also during the quarter, the Company recorded a $68 million asset impairment charge related to the write down of Cliffs' Amapa investment. Cliffs reported second-quarter 2013 net income attributable to Cliffs' common shareholders of $133 million, or $0.82 per diluted share, compared with $258 million, or $1.81 per diluted share, in the second quarter of 2012.

Subsequent to quarter end, Cliffs announced that Joseph Carrabba will be retiring as the Company's president and chief executive officer by Dec. 31, 2013. James Kirsch, who serves on Cliffs' Board, was elected non-executive chairman of the Board, replacing Mr. Carrabba as chairman. Mr. Kirsch said, "I am looking forward to working closely with Cliffs' very capable senior management team during this transition. The Board is committed to increasing shareholder value through initiatives that lower the Company's cost profile, increase productivity and sharpen the capital allocation strategy." Cliffs' Board has retained an executive search firm to assist in identifying potential chief executive officer candidates to lead the Company. Additionally, and as part of this announcement, Laurie Brlas retired as Cliffs' executive vice president and president, global operations.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

U.S. Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Volumes - In Thousands of Long Tons
Total sales volume	5,727	5,444	8,810	8,823
Total production volume	4,387	5,366	9,601	10,665
Sales Margin - In Millions
Revenues from product sales and services	$701.7	$705.0	$1,111.8	$1,146.7
Cost of goods sold and operating expenses	485.4	418.9	738.2	693.8
Sales margin	$216.3	$286.1	$373.6	$452.9
Sales Margin - Per Long Ton
Revenues from product sales and services*	$110.32	$119.51	$113.63	$118.69
Cash cost**	67.59	62.59	64.98	62.03
Depreciation, depletion and amortization	4.96	4.37	6.24	5.33
Cost of goods sold and operating expenses*	72.55	66.96	71.22	67.36
Sales margin	$37.77	$52.55	$42.41	$51.33

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues per ton also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

U.S. Iron Ore pellet sales volume was 5.7 million tons, compared with 5.4 million tons in the second quarter of 2012. The increase was primarily driven by higher customer demand and increased export sales related to pellet contracts that were previously supplied by Cliffs' Wabush Mine.

Second-quarter 2013 revenues per ton were $110.32, down 8% from $119.51 in the year-ago quarter. The decrease was primarily attributable to lower year-over-year market pricing for iron ore and the year-over-year increase in volume exported into the seaborne market, which has lower realized pricing due to the increased freight costs. Lower hot-rolled steel pricing also contributed to the decrease in realized revenues per ton in the second quarter of 2013. As previously disclosed, certain customer contracts contain pricing mechanisms linked to hot-rolled steel pricing.

Cash cost per ton in U.S. Iron Ore was $67.59, up 8% from $62.59 in the prior year's second quarter. The increase was primarily attributed to higher costs related to the planned temporary production curtailments at Cliffs' Northshore and Empire mines as well as increased energy costs. This was partially offset by lower employment-related expenses and maintenance and supplies spending.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	1,933	2,367	3,792	4,263
Total production volume	2,111	1,871	4,130	3,932
Sales Margin - In Millions
Revenues from product sales and services	$213.9	$303.9	$459.2	$524.6
Cost of goods sold and operating expenses	263.6	292.2	489.5	527.2
Sales margin	$(49.7)	$11.7	$(30.3)	$(2.6)
Sales Margin - Per Metric Ton
Revenues from product sales and services	$110.66	$128.39	$121.10	$123.06
Cash costs*	114.43	107.14	107.07	105.72
Depreciation, depletion and amortization	21.93	16.31	22.02	17.95
Cost of goods sold and operating expenses*	136.36	123.45	129.09	123.67
Sales margin	$(25.70)	$4.94	$(7.99)	$(0.61)

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

Eastern Canadian Iron Ore sales volume was 1.9 million tons, a decrease of 18% versus the prior year's quarter. The sales volume mix included 1.5 million tons of iron ore concentrate and approximately 475,000 tons of iron ore pellets. The sales volume decrease over the prior year's comparable quarter was primarily driven by lower iron ore pellet availability from Wabush Mine. At the end of the second quarter, Cliffs idled its Wabush pellet plant at Point Noire, which was previously announced on March 11, 2013. Going forward, the Company expects to produce only a concentrate product from Wabush's Scully Mine.

Revenues per ton in Eastern Canadian Iron Ore were $110.66, down 14% from $128.39 in the prior year’s second quarter. The lower per-ton revenues were attributable to an 11% year-over-year decrease in seaborne iron ore pricing. The decrease in revenues per ton was also attributed to the quarter's product mix, which was comprised of a higher proportion of iron ore concentrate sales versus iron ore pellet sales. Iron ore concentrate has historically realized a lower price versus iron ore pellets due to the absence of a pellet premium. Partially offsetting the segment's decreased realized revenues per ton was favorable year-over-year freight rates versus the prior year's comparable quarter.

Cash cost per ton in Eastern Canadian Iron Ore was $114.43, up 7% from $107.14 in the year-ago quarter. Second-quarter 2013 cash costs at Wabush Mine were $200 per ton, up 51% from 2012's comparable quarter, primarily driven by unfavorable inventory adjustments. Included in Wabush Mine's cash cost per ton was an unfavorable adjustment of $33 per ton related to the write down of product inventory to its expected recoverable value and a $22 per ton unfavorable charge related to unsalable inventory. Partially

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

offsetting these inventory adjustments was lower spending on repairs, maintenance and supplies as well as reduced mining costs at Wabush Mine.

The year-over-year increase in Eastern Canadian Iron Ore's cash costs per ton was partially offset by lower cash costs at Bloom Lake Mine of $87 per ton, down 4% from the prior year's comparable quarter. The decrease is primarily due to improved production volumes and the resulting favorable impact on the mine's cost-per-ton rate, as well as lower maintenance and contractor spending.

Asia Pacific Iron Ore

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,990	3,069	5,295	5,842
Total production volume	2,916	2,842	5,588	5,116
Sales Margin - In Millions
Revenues from product sales and services	$327.0	$361.3	$597.8	$721.1
Cost of goods sold and operating expenses	232.0	214.5	441.5	449.2
Sales margin	$95.0	$146.8	$156.3	$271.9
Sales Margin - Per Metric Ton
Revenues from product sales and services	$109.36	$117.73	$112.90	$123.43
Cash cost*	63.65	56.92	68.63	64.94
Depreciation, depletion and amortization	13.95	12.97	14.75	11.95
Cost of goods sold and operating expenses	77.60	69.89	83.38	76.89
Sales margin	$31.76	$47.84	$29.52	$46.54

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

Second-quarter 2013 Asia Pacific Iron Ore sales volume decreased 3% to 3.0 million tons, from 3.1 million tons in 2012’s second quarter. The slight decrease was attributed to the absence of sales volume from Cliffs' Cockatoo Island operation, which ceased production for Cliffs during the third quarter of 2012.

Revenues per ton for the second-quarter of 2013 decreased 7% to $109.36, from $117.73 in last year’s second quarter. The decrease was primarily driven by lower market pricing partially offset by the absence of low-grade tons that were included in the prior year's second quarter sales volume.

Cash cost per ton in Asia Pacific Iron Ore increased 12% to $63.65, from $56.92 in 2012’s comparable quarter. The increase was due to the aforementioned absence of low-grade tons sold in the second quarter of 2012, which were produced at a lower cash cost per ton. This was partially offset by the absence of costs from Cockatoo Island, which was a higher cost mine.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Volumes - In Thousands of Short Tons
Total sales volume	2,087	1,531	3,874	2,938
Total production volume	1,729	1,348	3,459	3,105
Sales Margin - In Millions
Revenues from product sales and services	$245.9	$209.2	$460.2	$399.2
Cost of goods sold and operating expenses	239.3	218.8	451.8	394.2
Sales margin	$6.6	$(9.6)	$8.4	$5.0
Sales Margin - Per Short Ton
Revenues from product sales and services*	$104.89	$120.32	$107.38	$120.97
Cash cost**	88.12	110.72	89.49	104.16
Depreciation, depletion and amortization	13.61	15.87	15.72	15.11
Cost of goods sold and operating expenses*	101.73	126.59	105.21	119.27
Sales margin	$3.16	$(6.27)	$2.17	$1.70

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the second quarter of 2013, North American Coal sales volume was 2.1 million tons, a 36% increase from the 1.5 million tons sold in the prior year's comparable quarter. The increase was driven by significantly higher sales volume from Cliffs' Oak Grove and Pinnacle mines. During the prior year's second quarter, sales volume was unfavorably impacted as the Oak Grove preparation plant only came into full operation during the quarter following repairs needed due to the severe weather damage that occurred in 2011. Consequently, time was needed to rebuild the inventory at the export terminals. Also, Pinnacle Mine's sales and production volume improved year-over-year due to increased production and customer demand.

North American Coal’s 2013 second-quarter revenues per ton were down 13% to $104.89, versus $120.32 in the second quarter of 2012. The decrease was primarily driven by lower year-over-year market pricing for metallurgical coal products. This was partially offset by favorably priced annual and carryover contracts, as well a product mix that was comprised of certain higher quality metallurgical coal products.

Cash cost per ton decreased 20% to $88.12, from $110.72 in the year-ago quarter. Second-quarter 2013 cash cost per ton benefited from improved fixed-cost leverage from the increased sales volumes, lower maintenance spending and employment-related expenses, and an overall focus on improving the operation's cost structure.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Capital Structure, Cash Flow and Liquidity
At quarter end, Cliffs had $263 million of cash and cash equivalents and $3.3 billion in total debt, including $440 million drawn on its $1.75 billion revolving credit facility. For the second quarter, Cliffs generated $414 million in cash from operations, versus generating $96 million in the 2012 comparable quarter. The improvement was primarily driven by favorable working capital changes related to inventory and payables.

Cliffs reported depreciation, depletion and amortization of $144 million during the second quarter of 2013.

Outlook
Looking ahead, the demand from Cliffs' two largest end markets is expected to remain stable. For the remainder of the year, the Company anticipates modest growth in the U.S. economy, which is expected to support stable North American steelmaking utilization rates. In China, year-to-date average crude steel production is trending higher over the previous year, contributing to increased seaborne iron ore imports.

The Company expects pricing for the commodities it sells to remain volatile, with the potential to significantly decrease or increase at any point in time. Due to this expected volatility and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average Platts 62% Fe seaborne iron ore spot price as of June 30, 2013 of $137 per ton (C.F.R. China) as a base price assumption for providing its revenues-per-ton sensitivities for the Company's iron ore business segments. Cliffs indicated this assumption does not reflect the Company's internal expectation of full-year seaborne iron ore pricing. As such, with $137 per ton as the iron ore price assumption for the remainder of the year, included in the table below is the expected full-year revenues-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10-per-ton variance from the price assumption. The sensitivities per ton for each respective iron ore business segment below reflects the sales volume and realized price achieved for the first six months of 2013 results and Cliffs' realized expectation for the remaining periods in 2013.

2013 Full-Year Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$110 - $115	$115 - $120	$110 - $115
Sensitivity Per Ton (+/- $10)	+/- $1	+/- $5	+/- $5

(1)
Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $137 per ton as of June 30, 2013. The Company expects to update the year-to-date average iron ore price and the related sensitivities for its respective iron ore business segments in future reporting periods.

(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The revenues-per-ton sensitivities consider various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenues per ton for the full year will depend on iron ore price changes, customer mix, freight rates, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

U.S. Iron Ore Outlook (Long Tons)
For 2013, the Company is maintaining its sales and production volume expectation of 21 million tons and 20 million tons, respectively.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2013 revenue sensitivity summary table above also includes the following assumptions:

•	2013 U.S. and Canada blast furnace steel production of 40 - 45 million tons

•	2013 average hot-rolled steel pricing of $615 per ton

•	Approximately 50% of the expected 2013 sales volume is linked to seaborne iron ore pricing

Cliffs is maintaining its 2013 full-year U.S. Iron Ore cash-cost-per-ton expectation of $65 - $70, and depreciation, depletion and amortization is expected to be approximately $6 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2013, Cliffs is reducing its full-year sales volume expectation to 8 - 9 million tons from its previous expectation of 9 - 10 million tons. Full-year production volume is also expected to be 8 - 9 million tons. The decrease is primarily driven by lower volumes from Bloom Lake Mine related to lower than anticipated throughput and ore recovery rates. For the Eastern Canadian Iron Ore segment, Cliffs expects to sell approximately 1.5 million tons of iron ore pellets, with iron ore concentrate sales making up the remainder of the expected sales volume range.

For Bloom Lake Mine, the Company is increasing its full-year cash-cost-per-ton expectation to $90 - $95 from its previous expectation of $85 - $90. The increase is primarily driven by additional mining expense expected to be incurred during the remainder of the year related to the mine development of Bloom Lake's ore body. At Wabush Mine, the Company is maintaining its full-year cash-cost-per-ton expectation of $115 - $120. Based on the above, Cliffs is increasing its full-year 2013 cash cost per ton in Eastern Canadian Iron Ore to $100 - $105 from its previous expectation of $95 - $100. Depreciation, depletion and amortization is expected to be approximately $18 per ton for full-year 2013.

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its full-year 2013 Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Cliffs is lowering its 2013 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation to $65 - $70 from its previous expectation of $70 - $75 primarily driven by favorable foreign currency exchange rates. Depreciation, depletion and amortization is anticipated to be approximately $15 per ton for the year.

North American Coal Outlook (Short Tons, F.O.B. the mine)
The Company is maintaining its full-year 2013 North American Coal expected sales and production volumes of approximately 7 million tons. Sales volume mix is anticipated to be approximately 69% low-volatile metallurgical coal and 22% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs is lowering its full-year 2013 North American Coal revenues-per-ton outlook to $100 - $105 from its previous outlook of $110 - $115. The decrease is primarily driven by lower market pricing for metallurgical coal products.

Cliffs is decreasing its cash-cost-per-ton expectation to $90 - $95 from its previous expectation of $95 - $100. The decrease is driven by an overall focus to improve the operation's cost structure. Full-year 2013 depreciation, depletion and amortization is expected to be approximately $16 per ton.

The following table provides a summary of Cliffs’ 2013 guidance for its four business segments:

	2013 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	21	8 - 9	11	7
Production volume (million tons)	20	8 - 9	11	7
Cash cost per ton	$65 - $70	$100 - $105	$65 - $70	$90 - $95
DD&A per ton	$6	$18	$15	$16

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
Cliffs is lowering its full-year 2013 SG&A expense expectation to approximately $215 million from its previous expectation of $230 million driven by an overall focus on cost management.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs is also decreasing its full-year cash outflows expectation by $10 million to approximately $75 million for future growth projects. This is comprised of approximately $25 million related to exploration and approximately $50 million related to the Company's chromite project in Ontario, Canada, which is in the feasibility stage of development. As previously disclosed during the quarter, Cliffs has temporarily suspended the environmental assessment activities for the chromite project. The Company indicated that this decision was due to delays related to the environment assessment process, land surface rights and negotiations with the Province of Ontario.

Cliffs anticipates a full-year effective tax rate of approximately 2% for 2013. The Company is maintaining its full-year 2013 depreciation, depletion and amortization of approximately $565 million.

Capital Budget Update
Cliffs is increasing its 2013 capital expenditures budget to approximately $1 billion from its previous expectation of $800 - $850 million due to additional spending at Bloom Lake Mine related to tailings and water management. The Company expects to fund the increase in its capital expenditure expectation from other borrowing arrangements, including lease financing.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, July 26, 2013, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,391.6	$1,500.0	$2,474.2	$2,648.5
Freight and venture partners' cost reimbursements	96.9	79.4	154.8	143.2
	1,488.5	1,579.4	2,629.0	2,791.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(1,220.3)	(1,136.0)	(2,122.9)	(2,056.5)
SALES MARGIN	268.2	443.4	506.1	735.2
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(48.9)	(80.8)	(97.3)	(140.4)
Exploration costs	(12.6)	(29.1)	(35.3)	(47.9)
Miscellaneous - net	55.3	28.4	56.8	38.0
	(6.2)	(81.5)	(75.8)	(150.3)
OPERATING INCOME	262.0	361.9	430.3	584.9
OTHER INCOME (EXPENSE)
Interest expense, net	(40.7)	(45.3)	(89.8)	(90.4)
Other non-operating expense	(2.8)	(2.2)	(1.7)	(0.4)
	(43.5)	(47.5)	(91.5)	(90.8)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	218.5	314.4	338.8	494.1
INCOME TAX BENEFIT (EXPENSE)	(9.3)	(41.9)	(3.3)	171.2
EQUITY LOSS FROM VENTURES, net of tax	(67.9)	(0.5)	(73.4)	(7.4)
INCOME FROM CONTINUING OPERATIONS	141.3	272.0	262.1	657.9
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	2.3	—	7.8
NET INCOME	141.3	274.3	262.1	665.7
LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTEREST	4.7	(16.3)	(9.1)	(31.9)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$146.0	$258.0	$253.0	$633.8
PREFERRED STOCK DIVIDENDS	(12.9)	—	(22.8)	—
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$133.1	$258.0	$230.2	$633.8
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.87	$1.79	$1.53	$4.40
Discontinued operations	—	0.02	—	0.05
	$0.87	$1.81	$1.53	$4.45
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.82	$1.79	$1.49	$4.39
Discontinued operations	—	0.02	—	0.05
	$0.82	$1.81	$1.49	$4.44
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	153,011	142,380	150,418	142,303
Diluted	178,428	142,814	169,708	142,762
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.44	$—	$0.78	$—
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.63	$0.30	$0.91

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$263.3	$195.2
Accounts receivable, net	259.1	329.0
Inventories	529.2	436.5
Supplies and other inventories	252.9	289.1
Derivative assets	45.1	78.6
Other current assets	316.3	321.6
TOTAL CURRENT ASSETS	1,665.9	1,650.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,189.6	11,207.3
OTHER ASSETS
Investments in ventures	68.7	135.8
Goodwill	157.2	167.4
Intangible assets, net	115.0	129.0
Deferred income taxes	202.8	91.8
Other non-current assets	195.7	193.6
TOTAL OTHER ASSETS	739.4	717.6
TOTAL ASSETS	$13,594.9	$13,574.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$306.6	$555.5
Accrued expenses	425.4	442.6
Income taxes payable	107.1	28.3
Current portion of debt	—	94.1
Deferred revenue	20.8	35.9
Derivative liabilities	88.6	13.2
Other current liabilities	206.1	211.9
TOTAL CURRENT LIABILITIES	1,154.6	1,381.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	586.9	618.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	235.8	252.8
DEFERRED INCOME TAXES	1,098.2	1,108.1
LONG-TERM DEBT	3,323.3	3,960.7
OTHER LIABILITIES	412.3	492.6
TOTAL LIABILITIES	6,811.1	7,814.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	5,631.2	4,632.7
NONCONTROLLING INTEREST	1,152.6	1,128.2
TOTAL EQUITY	6,783.8	5,760.9
TOTAL LIABILITIES AND EQUITY	$13,594.9	$13,574.9

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Six Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES
Net income	$262.1	$665.7
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	284.9	249.4
Derivatives and currency hedges	40.2	9.0
Equity loss in ventures (net of tax)	73.4	7.4
Deferred income taxes	(121.5)	(259.2)
Changes in deferred revenue and below-market sales contracts	(31.7)	(23.2)
Other	(29.6)	(40.7)
Changes in operating assets and liabilities:
Receivables and other assets	87.2	(86.4)
Product inventories	(105.8)	(265.9)
Payables and accrued expenses	(70.3)	(288.9)
Net cash provided (used) by operating activities	388.9	(32.8)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(501.2)	(517.0)
Other investing activities	0.9	(3.9)
Net cash used by investing activities	(500.3)	(520.9)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	709.4	—
Net proceeds from issuance of common shares	285.3	—
Repayment of term loan	(847.1)	(25.0)
Borrowings under credit facilities	437.0	550.0
Repayment under credit facilities	(322.0)	(225.0)
Contributions by joint ventures, net	13.0	31.5
Common stock dividends	(46.0)	(128.8)
Preferred stock dividends	(10.0)	—
Other financing activities	(26.3)	(11.1)
Net cash provided by financing activities	193.3	191.6
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(13.8)	(0.3)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	68.1	(362.4)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	195.2	521.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$263.3	$159.2

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544